Exhibit 4

ARTICLES OF ASSOCIATION (STATUTEN)

OF SWISSCOM AG

(TOGETHER WITH ENGLISH TRANSLATION)

STATUTEN

DER SWISSCOM AG

1.          Firma, Sitz und Dauer

Unter der Firma

Swisscom AG
Swisscom SA
Swisscom Ltd

besteht eine Aktiengesellschaft gemäss Art. 2ff. TUG (Telekommunikationsunternehmungsgesetz vom 30. April 1997) und den Bestimmungen des Obligationenrechts mit Sitz in 3063 Ittigen.

Die Dauer der Gesellschaft ist unbeschränkt.

2.          Zweck

Die Gesellschaft bezweckt, im In- und Ausland Fernmelde- und Rundfunkdienste sowie damit zusammenhängende Produkte und Dienstleistungen anzubieten.

Sie kann alle Rechtsgeschäfte tätigen, die der Gesellschaftszweck mit sich bringt, namentlich Grundstücke erwerben und veräussern, Mittel am Geld- und Kapitalmarkt aufnehmen und anlegen sowie Gesellschaften gründen, sich an Gesellschaften beteiligen oder auf andere Weise mit Dritten zusammenarbeiten.

3.           Aktienkapital und Aktien

3.1         Aktienkapital, Aktienarten, Nennwert und Liberierung

3.1.1      Das Aktienkapital der Gesellschaft beträgt Fr. 66'203'261 und ist eingeteilt in 66'203’261 Namenaktien mit einem Nennwert von je Fr. 1. Die Aktien sind vollständig liberiert.

3.1.2      Durch Änderung der Statuten kann die Gesellschaft jederzeit Namenaktien in Inhaberaktien und Inhaberaktien in Namenaktien umwandeln.

3.2         Aktientitel

3.2.1      Der Aktionär kann von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die in seinem Eigentum stehenden Namenaktien verlangen. Der Aktionär hat jedoch keinen Anspruch auf Druck und Auslieferung von Urkunden für Namenaktien. Die Gesellschaft kann demgegenüber jederzeit Urkunden für Namenaktien drucken und ausliefern und mit der Zustimmung des Aktionärs ausgegebene Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren.

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3.2.2      Nicht verurkundete Namenaktien einschliesslich daraus entspringende, nicht verurkundete Rechte können nur durch Zession übertragen werden. Die Zession bedarf zur Gültigkeit der Anzeige an die Gesellschaft.

3.2.3      Nicht verurkundete Namenaktien und die daraus entspringenden Vermögensrechte können nur zugunsten der Bank, bei welcher der Aktionär dieselben buchmässig führen lässt, durch schriftlichen Pfandvertrag verpfändet werden. Eine Anzeige an die Gesellschaft ist nicht erforderlich.

3.2.4      Falls Aktien gedruckt werden, tragen sie die Unterschrift von zwei Mitgliedern des Verwaltungsrates. Diese Unterschriften können Facsimile-Unterschriften sein.

3.2.5      Die Gesellschaft kann in jedem Falle Zertifikate über eine Mehrzahl von Aktien ausgeben.

3.3         Aktienbuch

3.3.1      Der Verwaltungsrat führt für Namenaktien ein Aktienbuch, in welches deren Eigentümer und Nutzniesser mit Namen und Adresse beziehungsweise mit Firma und Sitz eingetragen werden.

3.3.2      Im Verhältnis zur Gesellschaft gilt als Aktionär oder als Nutzniesser nur, wer im Aktienbuch eingetragen ist.

3.3.3      Der Verwaltungsrat regelt die Zuständigkeiten für die Führung des Aktienbuchs sowie die Voraussetzungen und Kompetenzen für die Anerkennung von Personen als Aktionär oder Nutzniesser mit oder ohne Stimmrecht sowie deren Eintragung im Aktienbuch.

3.4         Beteiligung des Bundes

Gemäss Art. 6 Abs. 1 TUG hält die Schweizerische Eidgenossenschaft die kapital- und stimmenmässige Mehrheit an der Gesellschaft.

3.5         Vinkulierung

3.5.1      Solange die Aktien der Gesellschaft nicht an der Börse kotiert sind, ist deren Übertragung keiner Beschränkung unterworfen.

3.5.2      Werden die Aktien an der Börse kotiert, so gelten die folgenden Regeln:

a.	Der Verwaltungsrat kann die Anerkennung eines Aktienerwerbers als Aktionär oder Nutzniesser mit Stimmrecht ablehnen, wenn dieser zusammen mit seinen bereits als stimmberechtigt eingetragenen Aktien die Limite von 5% aller im Handelsregister eingetragenen Namenaktien überschreiten würde. Mit den übrigen Aktien wird der Erwerber als Aktionär oder Nutzniesser ohne Stimmrecht ins Aktienbuch eingetragen.

Der Verwaltungsrat kann insbesondere in folgenden Ausnahmefällen einen Aktienerwerber mit mehr als 5 % aller Namenaktien als Aktionär oder Nutzniesser mit Stimmrecht anerkennen:
(1)	bei Erwerb von Aktien zufolge einer Fusion oder eines Unternehmenszusammenschlusses;
(2)	bei Erwerb von Aktien zufolge Sacheinlage oder Aktientauschs;
(3)	zur beteiligungsmässigen Verankerung einer dauernden Zusammenarbeit oder strategischen Allianz.

Juristische Personen und Rechtsgemeinschaften, die durch Kapital, Stimmkraft, Leitung oder auf andere Weise miteinander verbunden sind, sowie alle natürlichen oder juristischen Personen oder Personengemeinschaften, welche durch Absprache, Syndikat oder auf andere Weise im Hinblick auf eine Umgehung der prozentmässigen Begrenzung koordiniert vorgehen, gelten als eine Person.

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b.	Die Begrenzung des Buchstabens a gilt unter Vorbehalt von Art. 652b Abs. 3 und Art. 653c Abs. 3 OR auch im Falle des Erwerbs von Namenaktien anlässlich der Ausübung von Bezugs-, Options- und Wandelrechten. Die Begrenzung findet keine Anwendung beim Erwerb von Aktien durch Erbgang, Erbteilung oder eheliches Güterrecht.
c.	Der Verwaltungsrat kann die Anerkennung und Eintragung als Aktionär oder Nutzniesser mit Stimmrecht verweigern, wenn ein Erwerber auf Verlangen nicht ausdrücklich erklärt, dass er die Aktien bzw. die Nutzniessung an den Aktien im eigenen Namen und auf eigene Rechnung erworben hat.
d.	Der Verwaltungsrat kann nach Anhörung des Betroffenen dessen Eintragung als stimmberechtigten Aktionär im Aktienbuch streichen, wenn diese durch falsche Angaben des Erwerbers zustandegekommen ist, und ihn als Aktionär ohne Stimmrecht eintragen. Der Erwerber muss über die Streichung sofort informiert werden.

3.6         Erleichterung des börsenmässigen Handels der Aktien

Um die Handelbarkeit der Aktien an der Börse zu erleichtern, kann der Verwaltungsrat durch Reglement oder im Rahmen von Vereinbarungen den treuhänderischen Eintrag von Namenaktien mit Stimmrecht über die in Ziffer 3.5 erwähnte Beschränkung hinaus durch Treuhänder, die ihre Treuhändereigenschaft offenlegen (Nominees, ADR-Banken), zulassen. Diese müssen einer Bank- oder Finanzmarktaufsicht unterstehen oder anderweitig die nötige Gewähr bieten, für Rechnung einer oder mehrerer, untereinander nicht verbundener Personen handeln, und über sie müssen die Namen, Adressen und Aktienbestände der wirtschaftlichen Eigentümer der Aktien ermittelbar sein.

4.         Gesellschaftsorgane

Die Organe der Gesellschaft sind

a.	Generalversammlung
b.	Verwaltungsrat
c.	Geschäftsleitung
d.	Revisionsstelle

5.         Generalversammlung

5.1       Befugnisse der Generalversammlung

Die Generalversammlung ist oberstes Organ der Gesellschaft. Ihr kommen die folgenden Befugnisse zu:
a.	Die Festsetzung und Änderung der Statuten;
b.	die Wahl und Abberufung der Mitglieder des Verwaltungsrates, der Revisionsstelle und des Konzernrechnungsprüfers;
c.	die Genehmigung des Jahresberichts und der Konzernrechnung;
d.	die Genehmigung der Jahresrechnung sowie die Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;
e.	die Entlastung der Mitglieder des Verwaltungsrates und der Geschäftsleitung;
f.	die Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz und die Statuten vorbehalten sind.

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5.2         Tagungsweise

5.2.1      Die ordentliche Generalversammlung findet jedes Jahr innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt.

5.2.2      Ausserordentliche Generalversammlungen werden einberufen, so oft es notwendig ist, insbesondere in den vom Gesetz vorgesehenen Fällen.

5.2.3      Zu ausserordentlichen Generalversammlungen hat der Verwaltungsrat einzuladen, wenn Aktionäre, die mindestens zehn Prozent des Aktienkapitals vertreten, schriftlich und unter Angabe des Verhandlungsgegenstandes und der Anträge die Einberufung verlangen.

5.3         Einberufung

5.3.1      Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle einberufen.

5.3.2      Die Generalversammlung wird mindestens 20 Tage vor dem Versammlungstag durch Mitteilung in den Publikationsorganen einberufen. Die Einberufung kann überdies durch uneingeschriebenen oder eingeschriebenen Brief an alle Namenaktionäre an die im Aktienbuch eingetragene Adresse erfolgen.

5.3.3      In der Einberufung sind die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrates und der Aktionäre bekanntzugeben, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben.

5.4         Traktandierung, Antragsrecht

5.4.1      Ueber Gegenstände, die nicht in der in Ziffer 5.3 vorgesehenen Form angekündigt worden sind, können unter dem Vorbehalt der Bestimmungen über die Universalversammlung keine Beschlüsse gefasst werden, ausser über einen Antrag auf Einberufung einer ausserordentlichen Generalversammlung oder auf Durchführung einer Sonderprüfung.

5.4.2      Dagegen bedarf es zur Stellung von Anträgen im Rahmen der Verhandlungsgegenstände und zu Verhandlungen ohne Beschlussfassung keiner vorherigen Ankündigung.

5.4.3      Aktionäre, die Aktien im Nennwert von mindestens Fr. 40'000 vertreten, können die Traktandierung eines Verhandlungsgegenstandes verlangen. Das Begehren ist wenigstens 45 Tage vor der Generalversammlung schriftlich an den Verwaltungsrat zu richten und hat den Verhandlungsgegenstand und den Antrag zu nennen.

5.5         Auflage des Geschäfts- und Revisionsberichts

Spätestens 20 Tage vor der ordentlichen Generalversammlung sind der Geschäftsbericht und der Revisionsbericht mit dem Revisionsbericht der Konzernrechnungsprüfer am Sitz der Gesellschaft zur Einsicht der Aktionäre aufzulegen. In der Einberufung zur Generalversammlung ist auf diese Auflage und auf das Recht der Aktionäre hinzuweisen, die Zustellung dieser Unterlagen zu verlangen.

5.6         Durchführung der Generalversammlung

5.6.1      Den Vorsitz der Generalversammlung führt der Präsident, bei dessen Verhinderung ein anderes Mitglied des Verwaltungsrates oder ein anderer, von der Generalversammlung gewählter Tagespräsident.

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5.6.2      Der Vorsitzende bezeichnet den Protokollführer und die Stimmenzähler, die nicht Aktionäre sein müssen. Er sorgt für die Führung der Protokolle, die von ihm und dem Protokollführer zu unterzeichnen sind.

5.7         Beschlussfassung

5.7.1      Jede im Aktienbuch der Gesellschaft mit Stimmrecht eingetragene Aktie berechtigt zu einer Stimme.

5.7.2      Jeder Aktionär kann sich in der Generalversammlung durch einen anderen Aktionär mit Stimmrecht, der sich durch eine schriftliche Vollmacht ausweist, vertreten lassen.

5.7.3      Die Generalversammlung fasst ihre Beschlüsse und vollzieht ihre Wahlen mit der absoluten Mehrheit der gültig abgegebenen Aktienstimmen, soweit nicht das Gesetz oder die Statuten abweichende Bestimmungen enthalten.

5.7.4      Kommt bei Wahlen im ersten Wahlgang die Wahl nicht zustande, findet ein zweiter Wahlgang statt, in dem das relative Mehr entscheidet.

5.7.5      Der Vorsitzende hat keinen Stichentscheid.

5.7.6      Der Vorsitzende bestimmt das Verfahren bei Abstimmungen und Wahlen abschliessend. Er kann diese auf elektronischem Weg durchführen. Falls die Abstimmungen und Wahlen nicht auf elektronischem Weg durchgeführt werden, können Aktionäre, die Aktien im Nennwert von mindestens Fr. 40'000 vertreten, schriftliche Abstimmung verlangen.

5.8         Besondere Beschlussquoren

In Ergänzung zu Art. 704 OR ist ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Aktienstimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, erforderlich für:
a.	die Einführung von Stimmrechtsbeschränkungen
b.	die Umwandlung von Namenaktien in Inhaberaktien und umgekehrt
c.	Aenderungen dieser Ziffer

6.          Verwaltungsrat

6.1         Zusammensetzung, Wahl und Konstituierung

6.1.1      Der Verwaltungsrat besteht insgesamt aus sieben bis neun Mitgliedern.

6.1.2      Er wird in der Regel in der ordentlichen Generalversammlung und jeweils für zwei volle Amtsjahre gewählt. Vorbehalten bleiben vorheriger Rücktritt oder Abberufung. Die Mitglieder des Verwaltungsrates treten ihr Amt mit der Wahl an. Unter einem Amtsjahr ist die Zeitdauer von einer ordentlichen Generalversammlung bis zum Schluss der nächsten ordentlichen Generalversammlung zu verstehen. Mitglieder des Verwaltungsrates, welche das 70. Altersjahr vollendet haben, scheiden auf das Datum der nächsten ordentlichen Generalversammlung aus dem Verwaltungsrat aus. Ebenso scheiden Mitglieder aus dem Verwaltungsrat aus, die das Amt während acht Amtsjahren ausgeübt haben.

6.1.3      Die Schweizerische Eidgenossenschaft hat das Recht, zwei Vertreter in den Verwaltungsrat abzuordnen und diese gegebenenfalls wieder abzuberufen. Die Abordnung ist je für eine Dauer von zwei Amtsjahren gültig und kann erneuert werden. Hat ein Verwaltungsrat das Amt während acht Amtsjahren ausgeübt, so wird die Abordnung nicht mehr erneuert, falls der Bundesrat nicht ausnahmsweise die Verlängerung der Amtszeit verfügt. Unter einem Amtsjahr ist die Zeitdauer von einer ordentlichen Generalversammlung bis zum Schluss der nächsten ordentlichen Generalversammlung zu verstehen. Die von der Schweizerischen Eidgenossenschaft abgeordneten Mitglieder des Verwaltungsrates haben die gleichen Rechte und Pflichten wie die von der Generalversammlung gewählten.

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6.1.4      Dem Verwaltungsrat der Gesellschaft haben zwei Vertreter des Personals anzugehören (angemessene Vertretung gemäss Art. 9 Abs. 3 TUG). Dem Personal der Gesellschaft steht das Recht zu, Wahlvorschläge zu machen.

6.1.5      Der Präsident des Verwaltungsrates wird durch die Generalversammlung gewählt. Im übrigen konstituiert der Verwaltungsrat sich selbst.

6.2         Befugnisse und Pflichten

6.2.1      Dem Verwaltungsrat obliegt die Oberleitung der Gesellschaft und die Ueberwachung der Geschäftsleitung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.

6.2.2      Der Verwaltungsrat delegiert gemäss Art. 10 Abs. 1 TUG die Geschäftsführung an die Geschäftsleitung. Er erlässt hierzu ein Organisationsreglement und ordnet die entsprechenden Vertragsverhältnisse.

6.2.3      Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:

a.	Die Oberleitung der Gesellschaft und die Erteilung der nötigen Weisungen;
b.	die Festlegung der Organisation;
c.	die Ausgestaltung des Rechnungswesens, der Finanzkontrolle sowie der Finanzplanung;
d.	die Ernennung und Abberufung der Geschäftsleitung und der unterschriftsberechtigten Personen;
e.	die Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;
f.	die Erstellung des Geschäftsberichtes sowie die Vorbereitung der Generalversammlung und die Ausführung ihrer Beschlüsse;
g.	die Benachrichtigung des Richters im Falle der Ueberschuldung;
h.	Erhöhungsbeschluss bei der genehmigten Kapitalerhöhung;
i.	Feststellungsbeschlüssse bei ordentlichen, genehmigten und bedingten Kapitalerhöhungen und daraus folgende Statutenänderungen sowie die erforderlichen Kapitalerhöhungsberichte;
j.	Prüfung der fachlichen Voraussetzungen der besonders befähigten Revisoren.

6.3         Beschlussfassung

6.3.1      Die Sitzungsordnung, die Beschlussfähigkeit und die Beschlussfassung des Verwaltungsrates richten sich nach dem Organisationsreglement des Verwaltungsrates.

6.3.2      Der Vorsitzende hat den Stichentscheid.

6.3.3      Ueber die Verhandlungen und Beschlüsse des Verwaltungsrates ist ein Protokoll zu führen. Das Protokoll ist vom Vorsitzenden und vom Sekretär des Verwaltungsrates zu unterzeichnen.

6.4         Entschädigungen

Die Mitglieder des Verwaltungsrates haben Anspruch auf Ersatz ihrer im Interesse der Gesellschaft aufgewendeten Auslagen sowie auf eine ihrer Tätigkeit und Verantwortung entsprechende Entschädigung, die der Verwaltungsrat selbst festlegt.

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7.       Geschäftsleitung

Gemäss Art. 10 Abs. 1 TUG besorgt die Geschäftsleitung, deren Mitglieder vom Verwaltungsrat gewählt werden, die Geschäftsführung der Gesellschaft.

Die Geschäftsleitung besteht aus einem oder mehreren Mitgliedern, welche nicht gleichzeitig dem Verwaltungsrat angehören dürfen. In ausserordentlichen Fällen sind zeitlich befristete Ausnahmen zulässig. Die Mitglieder der Geschäftsleitung müssen nicht Aktionäre sein.

8.       Revisionsstelle

Die Generalversammlung wählt jährlich eine oder mehrere natürliche oder juristische Personen als Revisionsstelle, welche die besonderen fachlichen Voraussetzungen im Sinne von Art. 727b OR erfüllen müssen, mit den im Gesetz festgehaltenen Rechten und Pflichten.

Die Generalversammlung wählt jährlich eine oder mehrere natürliche oder juristische Personen als Konzernrechnungsprüfer. Es kann sich dabei um die gleichen Personen handeln, welche als Revisionsstelle fungieren.

9.       Geschäftsjahr

Das Geschäftsjahr endet am 31. Dezember jedes Jahres, erstmals am 31. Dezember 1998.

10.     Gewinnverwendung

Die Generalversammlung entscheidet unter Berücksichtigung der gesetzlichen Vorschriften (Art. 14 TUG in Verbindung mit Art. 671 ff. OR) über die Verwendung des Bilanzgewinns.

Dividenden, welche innerhalb von fünf Jahren nach ihrer Fälligkeit nicht bezogen worden sind, verfallen zu Gunsten der Gesellschaft.

11.     Sacheinlage

Gemäss Art. 23 TUG übernimmt die Gesellschaft die von ihr weiterzuführenden Aktiven von Fr. 15'529'896'471 und Passiven von Fr. 13'380'221'089 des Fernmeldedepartementes der PTT-Betriebe nach Massgabe des Bundesratsbeschlusses vom 13. Mai 1998 (Art. 21 TUG) zum Preis von Fr. 2'149'675'382 gemäss Eröffnungsbilanz per 1.1.98, wofür 33'000'000 Namenaktien ausgegeben werden.

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12.     Mitteilungen und Bekanntmachungen

Mitteilungen an die Aktionäre und Bekanntmachungen erfolgen durch Publikation im Schweizerischen Handelsamtsblatt. Der Verwaltungsrat kann weitere Publikationsorgane bestimmen. Mitteilungen an die Namenaktionäre können unter Vorbehalt von Ziffer 5.3 stattdessen rechtsgültig auch durch eingeschriebenen oder uneingeschriebenen Brief an die im Aktienbuch verzeichneten Adressen erfolgen.

13.     Grammatikalisches Geschlecht

In diesen Statuten wendet sich jede Personen- oder Funktionsbezeichnung, für die das generische Maskulinum verwendet wird, sowohl an Frauen als auch an Männer.

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Die vorliegenden Statuten der Swisscom AG sind durch den Bundesrat am 13. Mai 1998 definitiv genehmigt worden.

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Die vorliegenden Statuten sind an der ausserordentlichen Generalversammlung vom 26. August 1998 revidiert worden.

Bern, den 26. August 1998

Für die Generalversammlung:

Der Vorsitzende:

sig. Gygi

Ziffer 3.1.1 der Statuten ist an der Sitzung des Verwaltungsrates vom 1. Oktober 1998 revidiert worden.

Bern, den 1. Oktober 1998

Namens des Verwaltungsrates:

Der Vorsitzende:

sig. Küpfer

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Ziffer 5.7.6 der Statuten ist an der ordentlichen Generalversammlung vom 30. Mai 2000 revidiert worden.

Zürich, den 30. Mai 2000

Für die Generalversammlung:

Der Vorsitzende:

sig. Rauh

Die Ziffern 3.1.1, 6.1.2 und 6.1.3 der Statuten sind an der dritten ordentlichen Generalversammlung vom 29. Mai 2001 revidiert worden.

Zürich, den 29. Mai 2001

Für die Generalversammlung:

Der Vorsitzende:

sig. Rauh

Die Ziffern 3.1.1, 5.4.3 und 5.7.6 der Statuten sind an der vierten ordentlichen Generalversammlung vom 30. April 2002 revidiert worden.

Zürich, den 30. April 2002

Für die Generalversammlung:

Der Vorsitzende:

sig. Rauh

Die Ziffern 3.1.1, 5.4.3 und 5.7.6 der Statuten sind an der fünften ordentlichen Generalversammlung vom 6. Mai 2003 revidiert worden.

Zürich, den 6. Mai 2003

Für die Generalversammlung:

Der Vorsitzende:

sig. Rauh

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SWISSCOM AG
ARTICLES OF INCORPORATION

Articles of Incorporation

of

Swisscom AG

1.        Name, Registered Office and Duration

Under the name

Swisscom AG
Swisscom SA
Swisscom Ltd

there exists a joint-stock corporation pursuant to Art. 2 ff. of the TUG (Telecommunications Enterprise Act of 30 April 1997) and the Code of Obligations with registered office in 3063 Ittigen.

The duration of the Corporation is unlimited.

2.        Purpose

The purpose of the Corporation is to provide telecommunications and radiocommunication services in and outside Switzerland, and to offer products and services related thereto.

The Corporation may enter into all transactions which the business purpose entails, including the purchase and sale of real estate, the procurement and investment of funds on the money and capital markets, the establishment and purchase of interests in corporations and other means of co-operation with third parties.

3.        Share capital and Shares

3.1      Share Capital, Types of Shares, Par Value and Amounts Paid in

3.1.1   The share capital of the Corporation is CHF 66,203,261 divided into 66,203,261 registered shares with a par value of CHF 1 each. The shares are fully paid in.

Unofficial English translation of the German original text

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Swisscom AG Articles of Incorporation	- 2 -	Unofficial English translation of the German original text

3.1.2 The Corporation may at any time convert registered shares into bearer shares and bearer shares into registered shares by changing the Articles of Incorporation.

3.2    Certification of Shares

3.2.1 The shareholder may at any time request the Corporation to issue a confirmation of the number of shares held by such shareholder. The shareholder is not, however, entitled to request the printing and delivery of certificates for registered shares. The Corporation may, on the other hand, at any time print and deliver certificates for registered shares, and may, with the consent of the shareholder, destroy without replacement issued certificates that are delivered to it.

3.2.2 Uncertificated registered shares, including any uncertificated rights arising therefrom, may only be transferred by assignment. The assignment must be notified to the Corporation in order to be valid.

3.2.3 Uncertificated registered shares and the pecuniary rights associated thereto may only be pledged by a written agreement, and only in favor of the bank at which the shareholder holds such shares in book-entry form. It is not necessary to inform the Corporation of the pledge.

3.2.4 In the event that shares are printed, they shall bear the signatures of two members of the Board of Directors. These signatures may be facsimile signatures.

3.2.5 The Corporation may in any event issue certificates pertaining to a number of shares.

3.3    Share Register

3.3.1 The Board of Directors shall maintain a Share Register for registered shares in which the owners and usufructuaries shall be recorded with their name and address or with their firm name and registered office.

3.3.2 Only persons who are registered in the Share Register shall be considered shareholders or usufructuaries of shares vis-à-vis the Corporation.

3.3.3 The Board of Directors shall regulate the responsibilities for maintaining the Share Register as well as the conditions and competences for acknowledging persons as shareholders or usufructuaries with or without voting rights, as well as their entry in the Share Register.

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Swisscom AG Articles of Incorporation	- 3 -	Unofficial English translation of the German original text

3.4 Shareholding by the Swiss Government

According to Art. 6 para. 1 TUG, the Swiss Confederation holds the majority of voting rights and capital of the Corporation.

3.5 Transfer Restrictions

3.5.1 As long as the shares of the Corporation are not listed on an exchange, there is no restriction on their transferability.

3.5.2 After listing of the shares on the exchange, the following rules shall apply:

a.	The Board of Directors may refuse the approval of an acquirer of shares as a shareholder or usufructuary with voting rights if the holding of this shareholder, together with his shares already registered with voting rights in the Share Register, exceeds the limit of 5 % of all registered shares recorded in the Commercial Register. As to the excess shares, the acquirer will be registered in the Share Register as a shareholder or usufructuary without voting rights.

The Board of Directors may approve an acquirer of shares with more than 5 % of all registered shares as a shareholder or usufructuary with voting rights in particular in the following exceptional cases:

	(1)	in case of the acquisition of shares due to a merger or combination of businesses;

	(2)	in case of the acquisition of shares due to a contribution in kind or a share exchange;

	(3)	for the foundation of a long-term co-operation or a strategic alliance by equity interest.

Legal entities and business associations that are linked together by capital, voting power, management or in another manner, as well as all persons, entities and partnerships that are acting in concert by agreement, syndicate or in another manner with a view to circumvent the percentage limit, shall be deemed as one person.

b.	The restriction of letter a) also applies, subject to Art. 652b para. 3 and 653c para. 3 CO, in the case of acquisition of registered shares by exercise of subscription, option and conversion rights. The restriction shall not apply in an acquisition as a result of inheritance, the apportionment of an estate or matrimonial law.

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Swisscom AG Articles of Incorporation	- 4 -	Unofficial English translation of the German original text

c.	The Board of Directors may refuse the recognition and registration as a shareholder or usufructuary with voting rights if an acquirer of shares does not expressly state on request that he has acquired the shares or the usufruct of the shares in his own name and for his own account.

d.	The Board of Directors may delete the entry of a shareholder with voting rights in the Share Register after hearing the concerned party if the acquirer has obtained said entry by giving false information, in which case he shall be recorded as a shareholder without voting rights. The acquirer must be immediately informed of the deletion of the entry.

3.6 Facilitation of Exchange Trading of Shares

In order to facilitate the trading of the shares on the exchange, the Board of Directors may, by means of regulations or by way of agreements, allow the fiduciary registration of registered shares with voting rights exceeding the limit mentioned in section 3.5 by fiduciaries who declare their status as fiduciary (nominees, ADR-Depositary Banks). These parties must be subject to supervision by a banking or financial market supervisory authority or otherwise offer assurance of proper business conduct, must act for the account of one or several parties unrelated to each other, and must be able to disclose to the Corporation the names, addresses and the amount of shareholdings of the beneficial owners of the shares.

4. The Bodies of the Corporation

The bodies of the Corporation are:

a.	Shareholders' Meeting

b.	Board of Directors

c.	Executive Board

d.	Auditors

5. Shareholders' Meeting

5.1 Powers of the Shareholders' Meeting

The Shareholders’ Meeting is the supreme body of the Corporation. It has the following powers:

a.	Establishment and alteration of the Articles of Incorporation;

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Swisscom AG Articles of Incorporation	- 5 -	Unofficial English translation of the German original text

b.	Election and dismissal of the members of the Board of Directors, the statutory auditors and the group auditors;

c.	Approval of the annual report and the consolidated financial statements;

d.	Approval of the annual financial statements as well as resolutions on the allocation of the balance sheet profits, in particular the determination of dividends;

e.	Release of the members of the Board of Directors and the Executive Board;

f.	Resolutions on those matters which are the prerogative of the Shareholders' Meeting by virtue of the law and the Articles of Incorporation.

5.2 Meetings

5.2.1 The ordinary Shareholders' Meeting shall take place annually within six months after the end of the fiscal year.

5.2.2 Extraordinary Shareholders’ Meetings shall be called as often as may be necessary, in particular in the cases provided for by law.

5.2.3 The Board of Directors must convene extraordinary Shareholders' Meetings upon request by shareholders who represent at least ten percent of the share capital. Such request must be in writing and must state the items to be put on the agenda as well as the corresponding motions.

5.3    Convocation

5.3.1 The Shareholders’ Meeting is convened by the Board of Directors, if necessary by the auditors.

5.3.2 The Shareholders’ Meeting is called at least 20 days before the date of the meeting by communication in the means of publication of the Corporation. The convocation may, in addition, be made by a letter (registered or ordinary mail) to all registered shareholders at the addresses recorded in the Share Register.

5.3.3 The notice of the meeting shall set forth the items on the agenda as well as the motions of the Board of Directors and of the shareholders who have requested that a Shareholders’ Meeting be called or an item be placed on the agenda.

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Swisscom AG Articles of Incorporation	- 6 -	Unofficial English translation of the German original text

5.4    Agenda, Right to Put forward Motions

5.4.1 Resolutions on matters which have not been announced in conformity with the procedures outlined in section 5.3 may be not passed, except in a meeting where all shareholders are present. This provision shall not apply to proposals to convene an extraordinary Shareholders' Meeting or to initiate a special audit.

5.4.2 On the other hand, no previous announcement is necessary to put forward motions concerning items already on the agenda and to debate issues without passing a resolution.

5.4.3 Shareholders who represent shares with a par value of at least CHF 40,000 may request that a motion is placed on the agenda. The request must be communicated to the Board of Directors in writing, by stating the item on the agenda and the corresponding motion, at least 45 days prior to the Shareholders’ Meeting.

5.5    Presentation of the Business Report and the Auditors' Report

The business report and the report of the auditors together with the auditors' report on the consolidated financial statements must be presented at the headquarters of the Corporation to the shareholders for inspection at least 20 days before the ordinary Shareholders' Meeting. Reference must be made in the invitation for the Shareholders' Meeting to this presentation as well as to the right of the shareholders to request to be delivered these documents.

5.6    Conduct of Shareholders' Meetings

5.6.1 The Chairman shall chair the Shareholders' Meeting. In the event that he is unable to do so, another member of the Board of Directors or another person elected by the Shareholders' Meeting shall be Chairman for the duration of the Meeting.

5.6.2 The Chairman shall designate the secretary and the vote counters, who need not to be shareholders. He shall be responsible for the minutes, which shall be signed by the Chairman and the secretary.

5.7    Resolutions

5.7.1 Every share registered with voting rights in the Share Register of the Corporation shall be entitled to one vote.

5.7.2 Every shareholder may be represented at the Shareholders' Meetings by another shareholder with voting rights who has to present a written power of attorney.

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Swisscom AG Articles of Incorporation	- 7 -	Unofficial English translation of the German original text

5.7.3 The Shareholders' Meeting passes resolutions and conducts its elections with an absolute majority of the votes validly cast, provided the law or the Articles of Incorporation do not contain other provisions.

5.7.4 In the case of elections, if in the first round of voting a majority is not reached, then a second round of voting shall take place in which the relative majority shall be decisive.

5.7.5 The Chairman does not have a casting vote.

5.7.6 The Chairman shall determine the voting procedure for holding elections and passing resolutions. He may adopt an electronic voting procedure. If elections and resolutions are not held or taken by using an electronic voting procedure, shareholders with a par value of at least CHF 40,000 may request a written ballot.

5.8    Special Decision Quorums

In addition to Art. 704 CO, a resolution of the Shareholders' Meeting must be passed by at least two-thirds of the represented votes and the absolute majority of the represented par values for:

a.     introduction of restrictions on voting rights;

b.	conversion of registered shares into bearer shares and vice versa;

c.	modifications of this provision.

6. Board of Directors

6.1 Composition, Election and Constitution

6.1.1 The Board of Directors shall consist of seven to nine members.

6.1.2 It shall, as a rule, be elected by the ordinary Shareholders' Meeting for a period of two years of office, subject to prior resignation or removal. The term of office of members of the board shall commence upon election. A year of office is taken to be the period of time from one ordinary Shareholders' Meeting until the closing of the next ordinary Shareholders' Meeting. Members of the Board of Directors who have reached the age of 70 shall retire from the Board of Directors upon the date of the next ordinary Shareholders’ Meeting. Members may serve a maximum of eight years of office on the Board of Directors.

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Swisscom AG Articles of Incorporation	- 8 -	Unofficial English translation of the German original text

6.1.3 The Swiss Confederation has the right to delegate two members of the Board of Directors and to remove them if necessary. The delegation shall be for a period of two years of office and can be renewed. If a delegate has served on the Board of Directors for eight years of office the delegation will no longer be renewed, unless the Federal Council decides on an exceptional renewal of term. A year of office is taken to be the period of time from one ordinary Shareholders' Meeting until the closing of the next ordinary Shareholders' Meeting. The members of the Board of Directors delegated by the Swiss Confederation have the same rights and obligations as the members elected by the Shareholders' Meeting.

6.1.4 The Board of Directors of the Corporation shall also include two representatives of the employees (appropriate representation according to Art. 9 para. 3 TUG). The employees of the Corporation have the right to propose candidates for the election.

6.1.5 The Shareholders’ Meeting appoints the Chairman of the Board of Directors. All further organizational matters within the Board of Directors shall be decided by the Board of Directors.

6.2     Powers and Duties

6.2.1 The Board of Directors is entrusted with the ultimate direction of the Corporation and the supervision of the Executive Board. It represents the Corporation toward third parties and attends to all matters which are not reserved to another body of the Corporation by law, the Articles of Incorporation or the regulations.

6.2.2 The Board of Directors delegates, in accordance with Art. 10 para. 1 TUG, the executive management of the business of the Corporation to the Executive Board. The Board of Directors shall enact Management and Board Regulations to this effect and shall arrange for the appropriate contractual relationships.

6.2.3 The Board of Directors has the following non-delegable and irrevocable duties:

a.	Ultimate direction of the Corporation and issuance of the necessary directives;

b.	Determination of the organization;

c.	Organization of the accounting, the financial control, as well as the financial planning;

d.	Appointment and dismissal of the persons entrusted with management, and the persons with signatory powers;

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Swisscom AG Articles of Incorporation	- 9 -	Unofficial English translation of the German original text

e.	Ultimate supervision of the persons entrusted with the management, in particular with respect to compliance with the law, the Articles of Incorporation, regulations and directives;

f.	Preparation of the business report, as well as the Shareholders’ Meeting and implementation of the latter's resolution;

g.	Notification of the court in the event liabilities exceed assets;

h.	Decision on authorized capital increases;

i.	Passing of implementing resolutions on ordinary, authorized and conditional capital increases, and resolution on the amendments to the Articles of Incorporation and the reports on the capital increases related thereto;

j.	Examination of the professional qualifications of the specially qualified Auditors.

6.3 Passing of Resolutions

6.3.1 The organization of the meetings, the quorum and the passing of resolutions of the Board of Directors shall be set forth in the Management and Board Regulations of the Board of Directors.

6.3.2 The Chairman has the casting vote.

6.3.3 Minutes shall be kept of the deliberations and resolutions of the Board of Directors. The minutes shall be signed by the Chairman and the secretary of the Board of Directors.

6.4    Remuneration

The members of the Board of Directors are entitled to reimbursement of all expenses incurred in the interests of the Corporation, as well as a remuneration for their services that is adequate in view of their function and responsibility. The amount of the remuneration due shall be fixed by the Board of Directors.

7.     Executive Board

According to Art. 10 para. 1 TUG, the Executive Board, whose members are elected by the Board of Directors, is in charge of the executive management of the business of the Corporation.

The Executive Board shall consist of one or several members who may not simultaneously be members of the Board of Directors. Exceptions are permitted for a limited period of time in extraordinary circumstances. The members of the Executive Board need not be shareholders.

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Swisscom AG Articles of Incorporation	- 10 -	Unofficial English translation of the German original text

8.     Auditors

The Shareholders’ Meeting shall elect annually one or several persons or entities as auditors who must fulfill the particular professional requirements pursuant to Art. 727b CO. The auditors shall have the powers and duties as provided for by law.

The Shareholders’ Meeting shall elect annually one or several persons or entities as group auditors. The group auditors may be the same persons who function as statutory auditors.

9.     Fiscal Year

The fiscal year ends as per 31 December of each year, ending for the first time on 31 December 1998.

10.    Allocation of Profits

The Shareholders’ Meeting shall decide on the allocation of the balance sheet profits taking into consideration all statutory requirements (Art. 14 TUG and Art. 671 CO).

Dividends which have not been paid within five years after falling due will be retained by the Corporation.

11.    Contribution in kind

Pursuant to Art. 23 TUG, the Corporation assumes and will continue assets in the amount of CHF 15,529,896,471 and liabilities in the amount of CHF 13,380,221,089 of the telecommunications department of the PTT Services in accordance with the decision by the Federal Council of 13 May 1998 (Art. 21 TUG) at a price of Fr. 2,149,675,382 as set forth in the opening balance sheet as per 1.1.1998, for which 33,000,000 registered shares have been issued.

12.    Communications and Notifications

Communications to the shareholders and notifications shall be made through publication in the Swiss Official Commercial Gazette. The Board of Directors may determine further means of publication. Communications to the registered shareholders may, subject to Article 5.3, instead be validly made by letter (registered or ordinary mail) to the addresses shown in the Share Register.

13.    Grammatical gender

In these Articles of Incorporation, each title and function designation in the generic masculine is equally applicable to both sexes.

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Swisscom AG Articles of Incorporation	- 11 -	Unofficial English translation of the German original text

These Articles of Incorporation have been definitively approved by the Federal Council on 13 May 1998.

The present Articles of Incorporation have been revised by the extraordinary Shareholders' Meeting on 26 August 1998.

Berne, 26 August 1998

For the Shareholders' Meeting
The Chairman:

signed Gygi

Article 3.1.1 of the present Articles of Incorporation has been revised by the Board of Directors at its meeting of 1 October 1998.

Berne, 1 October 1998

For the Board of Directors:
The Chairman of the meeting:

signed Küpfer

Article 5.7.6 of the present Articles of Incorporation has been revised by the ordinary Shareholder's Meeting on 30 May 2000.

Zurich, 30 May 2000

For the Shareholder's Meeting:
The Chairman:

signed Rauh

The articles 3.1.1, 6.1.2 and 6.1.3 of the present Articles of Incorporation have been revised by the ordinary Shareholder's Meeting on 29 May 2001.

Zurich, 29 May 2001

For the Shareholder's Meeting:
The Chairman:

signed Rauh

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Swisscom AG Articles of Incorporation	- 12 -	Unofficial English translation of the German original text

The articles 3.1.1, 5.4.3 and 5.7.6 of the present Articles of Incorporation have been revised by the ordinary Shareholder's Meeting on 30 April 2002.

Zurich, 30 April 2002

For the Shareholder's Meeting:
The Chairman:

signed Rauh

The articles 3.1.1, 5.4.3 and 5.7.6 of the present Articles of Incorporation have been revised by the ordinary Shareholder's Meeting on 6 May 2003.

Zurich, 6 May 2003

For the Shareholder's Meeting:
The Chairman:

signed Rauh